Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi Vice President, Chief Financial Officer and Treasurer Insteel Industries Inc. (336) 786-2141

INSTEEL INDUSTRIES REPORTS FIRST QUARTER 2026 RESULTS

MOUNT AIRY, N.C., January 15, 2026 – Insteel Industries Inc. (NYSE: IIIN) (“Insteel” or the “Company”), the largest manufacturer of steel wire reinforcing products for concrete construction applications in the United States, today reported financial results for its first quarter of fiscal 2026, ended December 27, 2025.

First Quarter 2026 Highlights

●	Payment of special cash dividend totaling $19.4 million, or $1.00 per share
●	Net sales of $159.9 million
●	Gross profit of $18.1 million, or 11.3% of net sales
●	Net income of $7.6 million, or $0.39 per share
●	Net cash balance of $15.6 million and no debt outstanding as of December 27, 2025
●	Positive momentum with a strengthening outlook

First Quarter 2026 Results

Net earnings for the first quarter of fiscal 2026 increased to $7.6 million, or $0.39 per share, compared with $1.1 million, or $0.06 per share, in the prior year quarter. Prior year results included $1.0 million in restructuring charges and acquisition-related costs, which reduced net earnings per share by $0.04. Insteel’s first quarter results were driven by stronger demand for the Company’s concrete reinforcement products, which supported wider spreads between selling pricing and raw material costs.

Net sales increased 23.3% to $159.9 million from $129.7 million in the prior year quarter, driven by an 18.8% increase in average selling prices and a 3.8% rise in shipments. Higher average selling prices reflect pricing actions taken over the course of last year to offset increased raw material and operating costs. Shipments for the current quarter benefited from favorable demand trends in our infrastructure and commercial construction markets, as well as incremental contributions from our prior year acquisitions. Sequentially, shipments decreased 9.7% from the fourth quarter of fiscal 2025, reflecting the usual seasonal slowdown, while average selling prices were essentially unchanged. Gross margin expanded by 400 basis points to 11.3%, from 7.3% in the prior year quarter, driven by wider spreads, higher shipment volumes and lower unit manufacturing costs.

Operating activities used $0.7 million of cash during the quarter compared with generating $19.0 million in the prior year quarter, primarily due to the relative change in net working capital, partially offset by higher earnings. Net working capital used $16.6 million in the current quarter, driven by higher inventories resulting from increased international steel wire rod purchases due to limited domestic availability. In contrast, net working capital provided $12.3 million in the prior year quarter.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Capital Allocation and Liquidity

Capital expenditures for the first quarter of fiscal 2026 decreased to $1.5 million from $2.7 million in the prior year quarter. Capital outlays for fiscal 2026 are expected to total up to approximately $20.0 million, primarily focused on cost and productivity improvement initiatives as well as recurring maintenance requirements.

On December 12, 2025, Insteel paid a special cash dividend totaling $19.4 million, or $1.00 per share,

in addition to its regular quarterly cash dividend of $0.03 per share and ended the quarter with $15.6 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Despite industry statistics that would indicate softening construction activity, our markets were resilient during our first quarter and shipment volumes held up,” said H.O. Woltz III, Insteel’s President and CEO. “Nonresidential construction remained a key demand driver, supported by infrastructure spending and data center activity. While residential markets remain soft, we are encouraged by early signs of stabilization. As anticipated, first quarter shipments reflected the typical seasonal slowdown, and margins were impacted by the consumption of higher-cost raw material inventories.”

Mr. Woltz added, “While forecasters have raised questions surrounding future construction activity, we continue to experience positive customer sentiment and expect 2026 to offer solid opportunity for Insteel. The downward trajectory of interest rates, together with contributions from our recent investments, causes us to be optimistic about our prospects. With that said, we remain concerned about the significant steel price premium in the U.S. relative to the global market, and we expect finished products markets exposed to imports to remain highly competitive. As we have stated previously, only about 10% of our revenues are directly affected by import competition. Looking ahead, we are optimistic that Insteel is positioned for a year of strong performance.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates 11 manufacturing facilities located in the United States.

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Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could”

and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to several risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in our Annual Report on Form 10-K for the year ended September 27, 2025 and may be updated from time to time in our other filings with the U.S. Securities and Exchange Commission (the “SEC”).

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our business, future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate, including uncertainty over global trade policies and the financial impact of related tariffs and retaliatory tariffs; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; the impact of rising interest rates on the cost of financing for our customers; fluctuations in the cost and availability of our primary raw material, hot-rolled carbon steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; the impact of cybersecurity breaches and data leaks; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 27, 2025, and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended
	December 27,	December 28,
	2025	2024

Net sales	$159,924	$129,720
Cost of sales	141,864	120,191
Gross profit	18,060	9,529
Selling, general and administrative expense	8,760	7,887
Restructuring charges, net	51	696
Acquisition costs	-	271
Other income, net	(11)	(14)
Interest expense	13	13
Interest income	(370)	(786)
Earnings before income taxes	9,617	1,462
Income taxes	2,024	381
Net earnings	$7,593	$1,081

Net earnings per share:
Basic	$0.39	$0.06
Diluted	0.39	0.06

Weighted average shares outstanding:
Basic	19,472	19,497
Diluted	19,551	19,550

Cash dividends declared per share	$1.03	$1.03

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	December 27,	December 28,	September 27,
	2025	2024	2025
Assets
Current assets:
Cash and cash equivalents	$15,589	$35,951	$38,630
Accounts receivable, net	64,601	49,442	78,719
Inventories	172,287	98,670	137,776
Other current assets	5,742	8,422	6,822
Total current assets	258,219	192,485	261,947
Property, plant and equipment, net	126,327	136,379	128,691
Intangible assets, net	16,138	17,998	16,553
Goodwill	37,755	35,641	37,755
Other assets	17,694	22,196	17,704
Total assets	$456,133	$404,699	$462,650

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$57,299	$36,724	$48,173
Accrued expenses	14,897	10,360	17,836
Total current liabilities	72,196	47,084	66,009
Other liabilities	25,094	25,965	25,109
Commitments and contingencies
Shareholders' equity:
Common stock	19,396	19,431	19,420
Additional paid-in capital	89,733	86,919	89,402
Retained earnings	249,750	225,908	262,746
Accumulated other comprehensive loss	(36)	(608)	(36)
Total shareholders' equity	358,843	331,650	371,532
Total liabilities and shareholders' equity	$456,133	$404,699	$462,650

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	December 27,	December 28,
	2025	2024
Cash Flows From Operating Activities:
Net earnings	$7,593	$1,081
Adjustments to reconcile net earnings to net cash (used for) provided by operating activities:
Depreciation and amortization	4,553	4,429
Amortization of capitalized financing costs	13	13
Stock-based compensation expense	441	345
Deferred income taxes	148	777
Asset impairment charges	-	273
Loss on sale and disposition of property, plant and equipment	20	3
Increase in cash surrender value of life insurance policies over premiums paid	(249)	-
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	14,118	8,866
Inventories	(34,511)	2,640
Accounts payable and accrued expenses	3,771	754
Other changes	3,402	(198)
Total adjustments	(8,294)	17,902
Net cash (used for) provided by operating activities	(701)	18,983

Cash Flows From Investing Activities:
Acquisition of businesses	-	(71,456)
Capital expenditures	(1,494)	(2,667)
(Increase) decrease in cash surrender value of life insurance policies	(126)	184
Proceeds from surrender of life insurance policies	3	-
Net cash used for investing activities	(1,617)	(73,939)

Cash Flows From Financing Activities:
Proceeds from long-term debt	67	69
Principal payments on long-term debt	(67)	(69)
Cash dividends paid	(19,978)	(20,014)
Repurchases of common stock	(745)	(617)
Net cash used for financing activities	(20,723)	(20,631)

Net decrease in cash and cash equivalents	(23,041)	(75,587)
Cash and cash equivalents at beginning of period	38,630	111,538
Cash and cash equivalents at end of period	$15,589	$35,951

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$67	$40
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,849	1,352
Accrued liability related to holdback for business acquired	-	657